Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK

The following description is a summary that is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended and Restated By-Laws (our “By-Laws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporate Law for additional information.

General

Under our Certificate of Incorporation, Fluor is authorized to issue 375,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power. Our Bylaws and Certificate of Incorporation generally provide that stockholder action is effective upon the affirmative vote of a majority in outstanding voting power present in person or by proxy at any meeting of stockholders. However, directors shall be elected by a vote of the majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that nominee.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in the assets of Fluor legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up.

Other Matters

Holders of our common stock will have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by Fluor. Our common stock is listed on the New York Stock Exchange and trades under the symbol "FLR."

Anti-Takeover Provisions

General

Certain provisions of our Certificate of Incorporation, our Bylaws and Section 203 of the Delaware General Corporation Law may have the effect of impeding the acquisition of control of Fluor by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of Fluor to an unsolicited proposal for the restructuring or sale of all or substantially all the assets of Fluor or an unsolicited takeover attempt which is unfair to Fluor stockholders.

Charter and Bylaw Provisions

Our Certificate of Incorporation authorizes our board of directors to issue from time to time, without further vote or action by the stockholders, up to 20,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences and rights, and any qualifications, limitations or restrictions, with respect to the shares issued under each such series. Pursuant to this authority, our board could create and issue a series of our preferred stock with such designations, powers, preferences and rights which have the effect of discriminating against an existing or prospective holder of our capital stock, thus making it more difficult for, or discouraging any attempt by, a potential acquirer to obtain control of Fluor by means of a merger, tender offer, proxy contest or otherwise. As a result, the authority to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Fluor without any further action by our stockholders.

Other provisions of our Certificate of Incorporation and Bylaws that may make it more difficult to replace our board of directors include:

•	the prohibition on stockholders acting by written consent;
•	the limitations on the ability of our stockholders to call a special meeting, although, holders of at least 25% of our outstanding shares of common stock have the right to call a special meeting of stockholders, subject to certain limitations and procedures;
•	requirements for advance notice for raising business or making nominations at stockholder meetings; and
•	the ability of our board of directors to amend the Bylaws, increase the size of our board and to fill vacancies on our board.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that such stockholder becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time such stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. Fluor has not opted out of the protections of Section 203 of the Delaware General Corporation Law.

DESCRIPTION OF 1.750% SENIOR NOTES DUE 2023

The following description is a summary that is not complete and is qualified in its entirety by reference to the indenture (as defined below). We encourage you to read the Indenture for additional information.

General

The notes were issued as a series of debt securities under an indenture dated as of September 8, 2011 (as previously amended on June 22, 2012, the "base indenture") between us and Wells Fargo Bank, National Association, as trustee (the "trustee"), as supplemented by a supplemental indenture dated as of March 21, 2016 (the "supplemental indenture," and together with the base indenture, the "indenture").

The notes were issued in an initial aggregate principal amount of €500,000,000 and will mature on March 21, 2023. The notes were issued only in fully registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 above that amount. The notes were not be entitled to any sinking fund.

Interest on the notes accrues at the rate of 1.750% per annum from March 21, 2016, or from the most recent date to which interest has been paid or provided for, payable annually on March 21 of each year, beginning on March 21, 2017, to the persons in whose names the notes are registered in the security register at the close of business on the March 6 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest is computed on the notes on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or March 21, 2016, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of International Capital Markets.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally and ratably with the previously issued notes in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that if the additional notes are not fungible with the previously issued notes for U.S. federal income tax purposes, the additional notes will have separate CUSIP, ISIN or Common Code numbers. Any such additional notes shall be consolidated and form a single series with the previously issued notes, including for purposes of voting and redemptions.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes do not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The notes are represented by one or more global securities. Each global security is deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as described below under "—Book-Entry Delivery and Settlement," the notes will not be issuable in certificated form.

Listing

The notes are listed on the New York Stock Exchange.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively junior to liabilities of our subsidiaries. Additionally, we have the ability under our existing revolving loan and letter of credit facility to incur substantial additional indebtedness in the future.

The notes are not guaranteed by any of our subsidiaries and are therefore structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries.

Issuance in Euro; Payment on the Notes

Initial holders were required to pay for the notes in euros. All payments of interest and principal, including payments made upon any redemption of the notes, are payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.

Investors are subject to foreign exchange risks as to payments of principal and interest, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them.

"Euro" means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

Business Day

The term "business day" means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Optional Redemption

We may, at our option, at any time and from time to time redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice mailed to the holders of the notes. Prior to December 21, 2022 (the date that is three months prior to the scheduled maturity date of the notes), the notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus basis points.

On or after December 21, 2022 (the date that is three months prior to the scheduled maturity date of the notes), the notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to 100% of the principal amount of the notes to be redeemed.

"Comparable Government Bond Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), computed as of the third business day immediately preceding such redemption date, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

"Comparable Government Bond" means the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Bond Dealers appointed by us.

"Comparable Government Bond Price" means, with respect to any redemption date, (1) the average of the Reference Bond Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Bond Dealer Quotations, or (2) if we obtain fewer than six such Reference Bond Dealer Quotations, the average of all Reference Bond Dealer Quotations obtained.

"Reference Bond Dealer" means each of Merrill Lynch International, BNP Paribas, Crédit Agricole Corporate and Investment Bank and their respective successors and three other nationally recognized investment banking firms that are Primary Bond Dealers specified from time to time by us, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a "Primary Bond Dealer"), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

"Reference Bond Dealer Quotations" means, with respect to each Reference Bond Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Bond Dealer as of 11:00 a.m., London time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with the paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with the applicable depositary's procedures.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States (collectively, "Taxes"), unless such withholding or deduction is required by law.

In the event any such withholding or deduction for Taxes on payments in respect of the notes is required, we will, subject to the limitations described below, pay such additional amounts ("Additional Amounts") on the notes as will result in receipt by each beneficial owner of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of Additional Amounts for or on account of:

a)     any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States, (2) the failure of a beneficial owner or holder of the notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or holder of the notes that such beneficial owner or holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

b)     any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

c)     any Tax imposed by reason of the beneficial owner's past or present status as a passive foreign investment company with respect to the United States, a controlled foreign corporation with respect to the United States, a foreign tax exempt organization with respect to the United States or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

d)     any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the notes;

e)     any Tax required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

f)     any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner's status as described in clauses (1) through (3) of this paragraph (f);

g)     any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

h)     any withholding or deduction that is required to be made pursuant to the European Council Directive 2003/48/EC on the taxation of savings income (the "Savings Directive") or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;
i)     any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) ("FATCA"), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

j)     any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor will we pay any Additional Amounts to any beneficial owner or holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

We undertake that, to the extent permitted by law, we will maintain a paying agent that will not be obliged to deduct or withhold tax pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives.

As used in the preceding paragraph, "U.S. Person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

Redemption for Tax Reasons

We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, together with any accrued and unpaid interest on the notes to the date of redemption, at any time, if:

(1)     we have or will become obliged to pay Additional Amounts with respect to the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of the notes; or

(2)     on or after the date of the issuance of the notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and the paying agent).

Notice of any redemption will be mailed, or delivered electronically if the notes are held by any depositary (in accordance with such depositary's customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under "—Optional Redemption" by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have exercised our right to redeem all outstanding notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

"Change of Control" means the occurrence of any of the following after the date of issuance of the notes:

(1)       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Fluor and its subsidiaries taken as a whole to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Fluor or one of its subsidiaries;

(2)       the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Fluor or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a "group" (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee's shares are held by a trustee under said plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

(3)       we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merge with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)       the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5)       the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because we become a direct or indirect wholly-owned subsidiary of a holding company if the direct and indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

"Change of Control Triggering Event" means, with respect to the notes, (1) the rating of the notes is lowered by two out of three of the Rating Agencies on any date during the period (the "Trigger Period") commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (2) the notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

"Continuing Director" means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

"Fitch" means Fitch Ratings, Inc. and its successors.

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's), a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and a rating of BBB– or better by Fitch (or its equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of "Rating Agency."

"Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

"Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P or Fitch ceases to provide rating services to issuers or investors, we may appoint another "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

"Voting Stock" of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

"Person" means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Fluor and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Fluor and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Restrictions on Liens

We will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Domestic Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to:

(1)     Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(2)     Liens on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(3)     Liens in favor of us or any Subsidiary;

(4)     Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Domestic Subsidiary;

(5)     Liens on our property or that of a Domestic Subsidiary in favor of the United States of America or any state thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control industrial revenue bond or similar financing);

(6)     Liens imposed by law, for example mechanics', workmen's, repairmen's, banker's or other similar Liens or rights of set-off arising in the ordinary course of business;

(7)     pledges or deposits under workmen's compensation or similar legislation or in certain other circumstances;

(8)     Liens in connection with legal proceedings;

(9)     Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(10)     Liens consisting of restrictions on the use of real property that do not interfere materially with the property's use;

(11)     Liens existing on the date of the indenture; and

(12)     any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses; provided, however, that (a) the principal or accreted amount of any Debt of ours or any of our Domestic Subsidiaries secured by such Lien immediately after such refinancing, extension, renewal or replacement shall not exceed the sum of the principal or accreted amount, as the case may be, of any Debt of ours or any of our Domestic Subsidiaries so secured immediately prior to such refinancing, extension, renewal or replacement plus any costs and expenses (including, without limitation, any fees, premiums and penalties) related to such refinancing, extension, renewal or replacement, and (b) such refinancing, extension, renewal or replacement shall be limited to all or a part of the same Principal Property (and any improvements thereon), any shares of stock or indebtedness of any Domestic Subsidiary which secured any Debt of ours or any of our Domestic Subsidiaries immediately prior to such refinancing, extension, renewal or replacement.

Notwithstanding the above, we and any one or more Domestic Subsidiaries may, without securing the notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions (as described below) does not exceed 15% of our Consolidated Net Tangible Assets.

Restrictions on Sale and Leaseback Transactions

The consummation of any sale and leaseback transaction by us or any Domestic Subsidiary of any Principal Property (whether owned as of the issue date of the notes or thereafter acquired) is prohibited following the date of the supplemental indenture governing the notes unless:

(1)     we or such Domestic Subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under "Restrictions on Liens"; or

(2)     within 180 days, an amount in cash equal to such Attributable Debt is applied to (a) the retirement of Senior Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Senior Debt or (b) the purchase, construction, development, expansion or improvement of other comparable property, in the case of both (a) and (b) above, in an amount not less than the greater of:
•the net proceeds of the sale of the Principal Property leased pursuant to the arrangement, or

•the fair market value of the Principal Property so leased.

The restrictions described above do not apply:

(1)     to a sale and leaseback transaction between us and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years; or

(2)     if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to all outstanding sale and leaseback transactions (other than sale and leaseback transactions otherwise permitted under this captioned section) plus all outstanding secured Debt pursuant to the "Restrictions on Liens" covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions Relating to Our Restrictive Covenants

Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

"Attributable Debt" is defined as the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

"Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company computed in accordance with U.S. generally accepted accounting principles and contained in an annual report on Form 10-K or a quarterly report on Form 10-Q (in each case as amended, if applicable) filed by the Company with the Securities and Exchange Commission (or any successor thereto) or if, at such date, the Company shall have ceased filing such reports with the Securities and Exchange Commission (or any successor thereto), the Company's then most recent consolidated annual or quarterly balance sheet prepared in accordance with U.S. generally accepted accounting principles.

"Debt" is defined as indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined. Notwithstanding anything to the contrary contained herein, "Debt" of the Company and its Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Company and its Subsidiaries as non-recourse to the Company and its Subsidiaries.

"Domestic Subsidiary" is defined as a Subsidiary (a) which is a United States-organized (other than the territories and possessions thereof) legal entity and (b) which owns any Principal Property.

"Liens" is defined as any mortgage, pledge, lien or other encumbrance.

"Principal Property" is defined as each plant, warehouse, equipment yard, distribution facility or office located within the United States (other than the territories and possessions thereof) and owned or leased by the Company or a Domestic Subsidiary which has a gross book value in excess of 2% of Consolidated Net Tangible Assets other than a plant, warehouse, equipment yard, distribution facility or office, or portion thereof which, in the opinion of the Company's Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries as an entirety.

"Senior Debt" means any Debt of the Company or its Subsidiaries other than Subordinated Debt.

"Subordinated Debt" means any Debt of the Company which is expressly subordinated in right of payment to the notes.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

Events of Default
An Event of Default with respect to the notes of any series is defined in the indentures as:
•default in the payment of any installment of interest upon the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•Default in the payment of all or any part of the principal of notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

•default in the performance or breach of any other covenant or warranty contained in the notes or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series; or

•certain events of bankruptcy, insolvency or reorganization of the Company.
The indentures provide that the trustee shall notify the holders of notes of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the notes of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of notes of such series.
The indentures provide that if an Event of Default with respect to any series of notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes of such series then outstanding may declare the principal amount of all notes of such series to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on notes of such series, may be waived by the holders of a majority in principal amount of the notes of such series then outstanding.
In case an Event of Default with respect to any series of notes shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee security or indemnity reasonably satisfactory to it. The holders of a majority in aggregate principal amount of the notes of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the notes of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture and subject to certain other limitations.
No holder of any notes of any series will have any right by virtue or by availing of any provision of the indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to notes of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding notes of such series shall have made written request to the trustee to institute such proceeding as trustee, and offered indemnity reasonably satisfactory to it, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with such request. The right of a holder of any note to receive payment of the principal of and interest, if any, on such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.
Book-Entry Delivery and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream's or Euroclear's names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under "Currency Conversion" and "—Issuance in Euro; Payment on the Notes."

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor's interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•transfers of securities and cash within Euroclear;

•withdrawal of securities and cash from Euroclear; and

•receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)      the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and a successor is not appointed within 90 days;

(2)       we in our discretion at any time determine not to have all the notes represented by the global note; or

(3)       default entitling the holders of the applicable notes of to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
Same-day Payment

Payments (including principal, interest and any additional amounts) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose within the City of London

(initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable notes, provided that all payments (including principal, interest and any additional amounts) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Paying Agent

Citibank, N.A., London Branch acts as paying agent, calculation agent, registrar and transfer agent for the notes. In the ordinary course of their businesses, affiliates of the paying agent have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.